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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                Commission File Number  0-22798
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                      Specialty Equipment Companies, Inc.
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             (Exact name of registrant as specified in its charter)

  1245 Corporate Boulevard, Suite 401, Aurora, Illinois 60504; (630) 585-5111
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.01 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]              Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)     [ ]
                                              Rule 15d-6               [ ]


     Approximate number of holders of record as of the certificate or notice date: 24
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Specialty Equipment Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 SPECIALTY EQUIPMENT COMPANIES, INC.



DATE: November 27, 2000          By: /s/ JEFFREY P. RHODENBAUGH
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                                 Name: Jeffrey P. Rhodenbaugh
                                 Title: President and Chief Executive Officer

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